Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 24, 2021, except for the effects of the stock split as described in Note 1(F) as to which the date is July 13, 2021, in the Registration Statement (Form F-1) and the related prospectus of Taboola.com, ltd July 13, 2021.

July 13, 2021
Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global